Exhibit 99.1

CONVERSION VALUATION APPRAISAL REPORT

Legacy Bancorp, Inc.

Pittsfield, Massachusetts

As of

June 7, 2005

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

Financial Institution Consultants

Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459
(fax)
Dublin, Ohio 43017

July 1, 2005

Board of Directors

Legacy Banks

99 North Street

Pittsfield, Massachusetts 01202

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Legacy Bancorp, Inc. (“Corporation”), which is the holding company of Legacy Banks, Pittsfield, Massachusetts (“Legacy” or the “Bank”). Such stock is to be issued in connection with the Bank’s application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank. This appraisal was prepared and provided to the Bank in accordance with regulatory appraisal requirements and regulations and filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Legacy and the material provided by the independent auditors, Wolf & Company, P.C., Springfield, Massachusetts, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Legacy, with the law firm of Lord, Bissell & Brook, LLP, Chicago, Illinois, the Bank’s conversion counsel, and with Wolf & Company, P.C., Springfield, Massachusetts. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent business plan as part of our review process.

Board of Directors

July 1, 2005

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation can be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.

It is our opinion that as of June 7, 2005, the pro forma market value or appraised value of the Corporation is $89,640,000 at the midpoint, including 664,000 shares or $6,640,000 of stock issued to the Legacy Banks Foundation. The pro forma valuation range of the Corporation is from a minimum of $76,194,000 to a maximum of $103,086,000, with a maximum, as adjusted, of $118,548,900, representing an offering range, net of the Foundation, of $70,550,000 at the minimum to a maximum of $95,450,000, with a maximum, as adjusted, of $109,767,500, representing 7,055,000 shares, 9,545,000 shares and 10,976,750 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Legacy Bancorp, Inc., as of June 7, 2005, is $89,640,000 at the midpoint, representing 8,964,000 shares with the midpoint offering of $83,000,000 at $10.00 per share, excluding the Foundation of $6,640,000 or 664,000 shares.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Legacy Bancorp, Inc.

Pittsfield, Massachusetts

As Of:

June 7, 2005

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Statements of Financial Condition - At December 31, 2004 and April 30, 2005	75

2	Statements of Financial Condition - At December 31, 2000 through 2003	76

3	Statements of Financial Condition for the Year Ended December 31, 2004 and For the Four Months Ended April 30, 2004 and 2005	77

4	Statements of Operations - For the Years Ended December 31, 2000 through 2003	78

5	Selected Financial Information	79

6	Income and Expense Trends	80

7	Normalized Earnings Trend	81

8	Performance Indicators	82

9	Volume/Rate Analysis	83

10	Yield and Cost Trends	84

11	Net Portfolio Value	85

12	Loan Portfolio Composition	86

13	Loan Maturity Schedule	87

14	Loan Originations and Purchases	88

15	Delinquent Loans	89

16	Nonperforming Assets	90

17	Classified Assets	91

18	Allowance for Loan Losses	92

19	Investment Portfolio Composition	93

20	Mix of Deposits	94

21	Certificates of Deposit by Maturity	95

22	Certificates of Deposit by Rate	96

23	Borrowed Funds	97

24	Offices of Legacy Banks	98

25	Management of the Bank	99

26	Key Demographic Data and Trends	100

27	Key Housing Data	101

28	Major Sources of Employment	102

29	Unemployment Rates	103

30	Market Share of Deposits	104

31	National Interest Rates by Quarter	105

32	Thrift Stock Prices and Pricing Ratios	106

33	Key Financial Data and Ratios	114

34	Recently Converted Thrift Institutions	122

35	Acquisitions and Pending Acquisitions	124

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

36	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	125

37	Key Financial Data and Ratios - Mutual Holding Companies	127

38	Balance Sheets Parameters - Comparable Group Selection	129

39	Operating Performance and Asset Quality Parameters - Comparable Group Selection	132

40	Balance Sheet Ratios Final Comparable Group	137

41	Operating Performance and Asset Quality Ratios Final Comparable Group	138

42	Balance Sheet Totals - Final Comparable Group	139

43	Balance Sheet - Asset Composition Most Recent Quarter	140

44	Balance Sheet - Liability and Equity Most Recent Quarter	141

45	Income and Expense Comparison Trailing Four Quarters	142

46	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	143

47	Yields, Costs and Earnings Ratios Trailing Four Quarters	144

48	Dividends, Reserves and Supplemental Data	145

49	Valuation Analysis and Conclusions	146

50	Market Pricings and Financial Ratios - Stock Price Comparable Group	147

51	Pro Forma Minimum Valuation	148

52	Pro Forma Mid-Point Valuation	149

53	Pro Forma Maximum Valuation	150

54	Pro Forma Superrange Valuation	151

55	Summary of Valuation Premium or Discount	152

ALPHABETICAL EXHIBITS		PAGE
A	Background and Qualifications	153
B	RB 20 Certification	156
C	Affidavit of Independence	157

INTRODUCTION

Keller & Company, Inc. (“Keller”) is an independent consulting and appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Legacy Bancorp, Inc. (the “Corporation”), a Delaware corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of Legacy Banks (“Legacy” or the “Bank), Pittsfield, Massachusetts. The stock is to be issued in connection with the Bank’s Application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank.

The Application is being filed with the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation (“FDIC”) and the Securities and Exchange Commission (“SEC”). In accordance with the Bank’s conversion, there will be a simultaneous issuance of all the Bank’s stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by Keller, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Lord, Bissell & Brook, LLP, Chicago, Illinois.

This conversion appraisal was prepared based on guidelines entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” and the Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Bank after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Bank in the conversion are sold in noncontrol blocks.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2000 through 2004, and unaudited financials for the four months ended April 30, 2004 and 2005, and discussed them with Legacy’s management and with Legacy’s independent auditors, Wolf & Company, P.C., Springfield,

Massachusetts. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form S-1 and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Legacy’s primary market and have traveled the surrounding area in Berkshire County. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Massachusetts and the United States. We have also examined the competitive market within which Legacy operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Legacy to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF LEGACY

GENERAL

Legacy dates back to 1893 with the organization of a state-chartered mutual savings bank, City Savings Bank of Pittsfield. City Savings Bank expanded over the years through internal growth combined with the completion of several mergers. Then in 1997, City Savings Bank formed a mutual bank holding company, Mutual Bancorp of the Berkshires, and in 2002, City Savings Bank changed its name to Legacy Banks. The Bank’s new holding company, Legacy Bancorp, Inc., will replace Mutual Bancorp of the Berkshires.

Legacy conducts its business from its main office and three branches in Pittsfield, Massachusetts and six offices in Lee, Lenox, Otis and Great Barrington, resulting in a total of ten offices. The Bank’s primary market area is focused on Berkshire County, with Pittsfield representing the county seat.

Legacy’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Savings Association Insurance Fund (“SAIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Legacy is a member of the Federal Home Loan Bank (the “FHLB”) of Boston and is regulated by the Massachusetts Commissioner of Banks and by the FDIC. As of April 30, 2005, Legacy had assets of $689,751,000, deposits of $467,200,000 and equity of $60,118,000.

Legacy has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Legacy has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 40.5 percent of its loan originations during the fiscal year ended December 31, 2004. One- to four-family loan originations, including construction loans represented a lesser 26.7 percent of loan originations during the four months ended April 30, 2005, with commercial real estate loan originations representing a larger 38.3 percent. At April 30, 2005, 52.5 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a larger 69.9 percent at December 31, 2000, with the primary sources of funds being retail deposits from residents in its local communities and borrowed funds. The Bank is also an originator of multi-family and commercial real estate loans, consumer loans, home equity loans and commercial business loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $135.8 million, or a moderate 19.7 percent of its assets, excluding FHLB stock which totaled $9.1 million or 1.3 percent of assets at April 30, 2005. The Bank had $52.6 million of its investments in mortgage-backed and related securities representing 7.6 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the stock offering will be $83.0 million or 8,300,000 shares at $10 per share based on the midpoint of the appraised value of $89.6 million less the shares allocated to the The Legacy Banks Foundation which will be 8.0 percent of the public offering or $664,000 shares, representing $6.4 million. The net conversion proceeds will be $81,092,000, reflecting conversion expenses of $1,908,000 and the Foundation of $6,640.000. The actual cash proceeds to the Bank of $40,546,000 will represent 50 percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued in the offering, or 717,120 shares at $10 per share, representing $7,171,200. The Bank’s net proceeds will be used to fund new loans, to invest in securities following their initial deployment to short term investments and to expand operations through branching. The Bank may also use the proceeds to expand services or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits and can use the proceeds to pay dividends and buy back shares of common stock in the future.

The Bank has experienced a minimal deposit increase over the past four fiscal years with deposits increasing 0.8 percent from December 31, 2000 to December 31, 2004, or an average of 0.2 percent per year. From December 31, 2004, to April 30, 2005, deposits then increased by 3.4 percent or 10.2 percent on an annualized basis compared to an increase of 6.8 percent in fiscal 2004.

The Bank has focused on increasing its loan activity in 2005 following strong refinancing activity in 2002 and 2003, focused on monitoring its net interest margin, nonperforming assets and earnings and also focused on maintaining its equity to assets ratio. Equity to assets increased from 8.38 percent of assets at December 31, 2000, to 8.73 percent at December 31, 2004, due to the Bank’s moderate growth combined with moderate earnings and then decreased to 8.72 percent at April 30, 2005, due to continued moderate earnings impacted by higher unrealized loss on the sale of securities.

The primary lending strategy of Legacy has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of multi-family and commercial real estate loans, the origination of construction loans, the origination of consumer and home equity loans and the origination of commercial business loans.

The Bank’s share of one- to four-family mortgage loans has decreased modestly, from 69.9 percent of gross loans at December 31, 2000, to 52.5 percent as of April 30, 2005. Multi-family and commercial real estate loans increased from 13.9 percent of loans to 29.7 percent of loans from December 31, 2000, to April 30, 2005, while home equity loans increased from 4.6 percent to 11.2 percent during the same time period. All types of real estate loans as a group increased modestly from 88.5 percent of gross loans at December 31, 2000, to 93.4 percent at April 30, 2005. The increase in real estate loans was offset by the Bank’s decrease in commercial business and consumer loans. The Bank’s share of consumer and commercial loans witnessed a decrease in their share of loans from 11.5 percent at December 31, 2000, to 6.6 percent at April 30, 2005, and the dollar level of consumer and commercial loans decreased from $47.8 million to $34.1 million.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rising level of higher risk loans and higher charge-offs in 2004. At December 31, 2000, Legacy had $3,710,000 in its loan loss allowance or 0.90 percent of gross loans, and 286.5 percent of nonperforming loans with the allowance increasing to $4,066,000 but representing a lesser 0.79 percent of gross loans but a higher 424.4 percent of nonperforming loans at April 30, 2005.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a rising emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of Legacy at year end December 31, 2000 through December 31, 2004, and at April 30, 2005, is shown in Exhibits 1 and 2, and the earnings performance of Legacy for the fiscal years 2000 through 2004 and for the four months ended April 30, 2005, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2000 through 2004, and at April 30, 2005. Legacy has focused on growing its asset base, increasing its loans and investment securities, and increasing FHLB advances from 2000 through April 30, 2005. The most recent impact of these trends, recognizing the change in interest rates, was a continued increase in assets, loans and deposits from December 31, 2004, through April 30, 2005.

With regard to the Bank’s recent financial condition, Legacy has experienced a moderate increase in assets from December 31, 2000, through December 31, 2004, with a much lesser increase in deposits, a stronger increase in FHLB advances and a moderate increase in the dollar level of equity over the past four years, due to moderate earnings.

The Bank witnessed an increase in assets of $46.3 million or 7.3 percent for the period of December 31, 2003, to December 31, 2004. For the four months ended April 30,2005, assets increased $8.5 million or 3.7 percent, annualized. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $46.3 million in fiscal year 2004, which represented a moderate 7.3 increase in assets funded by a rise in deposits of $28.7 million and a rise in borrowed funds of $26.4 million. This increase in assets was preceded by a $42.0 million or 7.1 percent increase in assets in fiscal year 2003 and a $14.1 million decrease or 2.3 percent in 2002.

Legacy’s loan portfolio, which includes mortgage loans and non-mortgage loans, increased from $412.7 million at December 31, 2000, to $505.3 million at December 31, 2004, and represented a total increase of $92.6 million, or 22.4 percent. The average annual increase during that period was 5.6 percent. For the four months ended April 30, 2005, loans increased $11.1 million or 2.2 percent to $516.5 million.

Legacy has obtained funds through deposits, through the use of FHLB advances and through the use of securities sold under agreements to repurchase. The Bank’s competitive rates for deposits in its local market in conjunction with its numerous convenient offices and its focus on service have been the sources for attracting retail deposits. Deposits increased $3.5 million or 0.8 percent from 2000 to 2004, with an average annual rate of increase of 0.2 percent. For the four months ended April 30, 2005, deposits increased by $15.5 million or 3.4 percent. The Bank’s largest fiscal year deposit growth was in 2004, when deposits increased $28.7 million or a moderate 6.8 percent. The Bank’s largest fiscal year deposit decrease was in 2002, when deposits decreased $29.1 million or 6.5 percent.

The Bank witnessed an increase in its dollar equity level each year from 2000 through 2004. Equity continued to increase in the four months ended April 30, 2005. At December 31, 2000, the Bank had equity of $47.7 million, representing an 8.38 percent equity to assets ratio and then increased to $59.4 million at December 31, 2004, representing a higher 8.73 percent equity to assets ratio, reflective of the Bank’s stable earnings and growth in assets.

At April 30, 2005, equity was a higher $60.1 million and a slightly lower 8.72 percent of assets due to the Bank’s moderate earnings and stronger asset growth combined with the Bank’s increase in unrealized losses on securities.

The overall increase in the equity to assets ratio from December 31, 2000 to 2004 was the result of the Bank’s combination of an overall moderate earnings performance impacted by the Bank’s growth in assets. The dollar level of equity increased 24.7 percent from December 31, 2000, to December 31, 2004, representing an average annual increase of 6.2 percent and then increased 1.1 percent through April 30, 2005, representing an annual increase of 3.3 percent.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Legacy. This table provides key income and expense figures in dollars for the fiscal years of 2000 through 2004 and for the four months ended April 30, 2005.

Legacy witnessed a moderate decrease in its dollar level of interest income from fiscal 2000 to fiscal 2004. Interest income was $37.81 million in 2000 and a lesser $31.63 million in 2004. Interest income then increased slightly in the four months ended April 30, 2005, to $34.33 million, annualized.

The Bank’s interest expense also experienced a decrease from fiscal year 2000 to 2004. Interest expense decreased from $21.73 million in 2000 to $12.10 million in 2004, representing a decrease of $9.63 million or 44.3 percent. Interest income decreased a lesser $6.18 million. Such decrease in interest income in 2004 notwithstanding the greater decrease in interest expense, resulted in a dollar increase in annual net interest income of $3.45 million or 21.5 percent for the four years ended December 31, 2004, but a modest decrease in annual net interest margin from 3.28 percent in 2000 to 3.17 percent in 2004. In the four months ended April 30, 2005, annualized, interest expense increased a lower level than interest income, resulting in an increase in net interest income and an increase in net interest margin, annualized.

The Bank has made provisions for loan losses in four of the past five fiscal years of 2000 through 2004 and in the four months ended April 30, 2005. The amounts of those provisions were determined in recognition of the Bank’s levels of nonperforming assets, charge-offs, repossessed assets, and industry norms. The loan loss provisions were $398,000 in 2000, $140,000 in 2002, $979,000 in 2003, $212,000 in 2004 and $286,000 in the four months ended April 30, 2005. The impact of these loan loss provisions has been to provide Legacy with a general valuation allowance of $4,066,000 at April 30, 2005, or 0.79 percent of gross loans and 424.43 percent of nonperforming assets.

Total other income or noninterest income, including gains, indicated an increase from fiscal year 2000 to 2004. Noninterest income was $3,024,000 in fiscal year 2000 or 0.53 percent of assets, including $186,000 in gains on the sale of assets. In the year ended December 31, 2004, noninterest income was a higher $4,442,000 or 0.65 percent of assets, including $136,000 in gains on the sale of assets. In the four months ended April 30, 2005, noninterest income was $1,376,000, including $70,000 in gains on the sale of assets, representing 0.60 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and loan fees, other income and gains on the sale of loans and investments.

The Bank’s general and administrative expenses or noninterest expenses increased from $14.2 million for the fiscal year of 2000 to $17.9 million for the fiscal year ended December 31, 2004, representing an average annual increase of 6.65 percent and then increased to $5.9 million for the four months ended April 30, 2005, representing an increase of 0.1 percent, annualized. On a percent of average assets basis, operating expenses increased from 2.63 percent of average assets for the fiscal year ended December 31, 2000, to 2.76 percent for the fiscal year ended December 31, 2004, and then decreased to 2.59 percent for the four months ended April 30, 2005, annualized.

The net earnings position of Legacy indicated a decrease in 2002 with stability the remainder of the periods. The annual net income figures for the fiscal years of 2000 through 2004 were $3,105,000, $3,244,000, $1,753,000, $2,990,000 and $3,554,000 respectively, representing returns on average assets of 0.58 percent, 0.56 percent, 0.30 percent, 0.49 percent and 0.55 percent for fiscal years 2000 through 2004, respectively. The earnings decrease in 2002 was primarily the result of a loss on the sale of securities. For the four months ended April 30, 2005, earnings were $1,269,000, representing a return on average assets of 0.55 percent.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended April 30, 2005. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to earnings, resulting in net income being equal to core income and totaling $3,659,000.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets decreased from 0.58 percent in 2000, to 0.55 percent in fiscal year 2004, with the decrease due to the Bank’s decrease in net interest income and rise in noninterest expenses. The Bank’s return on assets remained at 0.55 percent for the four months ended April 30, 2005.

The Bank’s net interest rate spread was 2.93 percent in 2000 to an identical 2.93 percent in 2004 and then decreased to 2.91 percent for the four months ended April 30, 2005. The Bank’s net interest margin indicated a similar trend, decreasing from 3.28 percent in 2000 to 3.17 percent in 2004 and then increased to 3.18 percent for the four months ended April 30, 2005. Legacy’s’ net interest rate spread decreased 26 basis points from 2000 to 2001 and then increased 24 basis points from 2001 to the four months ended April 30, 2005. The Bank’s net interest margin followed a similar change, decreasing 17 basis points from 2000 to 2002 and then increased 7 basis points from 2002 to the four months ended April 30, 2005.

The Bank’s return on average equity decreased from 2000 to 2004. The return on average equity decreased from 6.89 percent in 2000 to 6.12 percent in fiscal year 2004, and then increased to 6.34 percent for the four months ended April 30, 2005.

Legacy’s ratio of interest-earning assets to interest-bearing liabilities increased modestly from 108.00 percent at December 31, 2000, to 113.89 percent at December 31, 2004, and then decreased to 113.28 percent at April 30, 2005. The Bank’s increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its nonearning assets.

The Bank’s ratio of noninterest expenses to average assets increased from 2.63 percent in fiscal year 2000 to 2.76 percent in fiscal year 2004 and then decreased to 2.59 percent for the four months ended April 30, 2005. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 58.5 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 73.3 percent in 2000 to 73.8 percent in 2004, then decreased to 72.0 percent in the four months ended April 30, 2005, due to a decrease in noninterest expenses, as a ratio to assets.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Legacy witnessed a decrease in its nonperforming assets ratio from 2000 to 2004, which then increased slightly in the four months ended April 30, 2005, but the ratio is well below the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and real estate owned. Legacy’s nonperforming assets consisted of nonaccrual loans and loans 90 days or more past due. The ratio of nonperforming assets to total assets was 0.14 percent at April 30, 2005, decreasing from 0.27 percent at December 31, 2000, but rising from 0.08 percent at December 31, 2004.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.90 percent of loans at December 31, 2000, and decreased to 0.76 percent of loans at December 31, 2004, then increased to 0.79 percent of loans at April 30, 2005. As a percentage of nonperforming loans, Legacy’s allowance for loan losses to nonperforming loans was 266.71 percent at December 31, 2000, and a higher 712.22 percent at December 31, 2004, and then a lower but still strong 424.43 percent at April 30, 2005.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2003 and 2004 and for the four months ended April 30, 2005. In fiscal year 2003, net interest income increased $1,207,000, due to a decrease in interest income of $2,207,000 offset by a $3,414,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $4,177,000, reduced by an increase due to volume of $1,970,000. The decrease in interest expense was due to a $4,199,000 decrease due to rate, reduced by a $785,000 increase due to volume.

In fiscal year 2004, net interest income increased $1,240,000 due to an increase in interest income of $1,490,000 reduced by an increase in interest expense of $250,000. The increase in interest income was due to an increase due to volume of $3,161,000 reduced by a decrease due to rate of $1,671,000. The increase in interest expense was due to a $945,000 increase due to volume reduced by a $695,000 decrease due to rate.

For the four months ended April 30, 2005, net interest income increased $534,000 due to an increase in interest income of $1,299,000, reduced by an increase in interest expense of $765,000. The increase in interest income was due to a $1,006,000 increase due to volume accented by a $293,000 increase due to rate. The increase in interest expense was the result of an increase due to rate of $78,000 accented by an increase due to volume of $687,000.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2002, 2003 and 2004, for the four months ended April 30, 2004 and 2005, and at April 30, 2005, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Legacy’s weighted average yield on its loan portfolio decreased 115 basis points from fiscal year 2002 to 2004, from 6.77 percent to 5.62 percent and then increased 10 basis points to 5.72 percent for the four months ended April 30, 2005, and then increased another 10 basis points to 5.82 percent at April 30, 2005. The yield on investment securities decreased 65 basis points from 4.07 percent in 2002 to 3.42 percent in fiscal year 2004, and then increased 27 basis points to 3.69 percent for the four months ended April 30, 2005, and increased another 1 basis point to 3.70 percent at April 30, 2005. The yield on interest-bearing deposits decreased 191 basis points from 2002 to 2004, from 3.07 percent in 2002 to 1.16 percent in 2004, and then increased 119 basis points to 2.35 percent for the four months ended April 30, 2005, and increased another 30 basis points to 2.65 percent at April 30, 2005. The combined weighted average yield on all interest-earning assets decreased 74 basis points to 5.14 percent from fiscal year 2002 to 2004, then increased 14 basis points to 5.28 percent for the four months ended April 30, 2005, and increased another 10 basis points to 5.38 percent at April 30, 2005.

Legacy’s weighted average cost of interest-bearing liabilities decreased 87 basis points to 2.24 percent from fiscal year 2002 to 2004, which was greater than the Bank’s 74 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread of 13 basis points, increasing from 2.77 percent to 2.90 percent from 2002 to 2004. Then the Bank’s interest rate spread increased 1 basis point to 2.91 percent for the four months ended April 30, 2005, and then decreased 2 basis points to 2.89 percent at April 30, 2005. The Bank’s net interest margin increased from 3.11 percent in fiscal year 2002 to 3.17 percent in fiscal year 2004, representing an increase of 6 basis points. Then the Bank’s net interest margin increased 1 basis point to 3.18 percent for the four months ended April 30, 2005.

INTEREST RATE SENSITIVITY

Legacy has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Legacy has recognized the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss.

In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the past five years to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Legacy has responded to the interest rate sensitivity issue by originating more adjustable-rate commercial real estate and multi-family and residential mortgage loans.

The Bank measures its interest rate risk through the use of the calculation of its change in annual net interest income under rising and falling interest rate assumptions and by the determination of its cumulative interest-rate gap and corresponding ratio of cumulative interest-rate gap as a percentage of interest-earning assets. The cumulative interest-rate gap for the Bank is calculated on a quarterly basis by an outside firm. Such cumulative interest-rate gaps based on different maturities are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate loans and deposit withdrawals.

Exhibit 11 provides the Bank’s cumulative interest-rate gap as of April 30, 2005, and the ratio of cumulative interest rate sensitivity gap to total assets. Such calculations are prepared by an outside firm, and the focus of this exposure table is the cumulative one-year and three-year interest rate gap levels for the Bank.

The Bank’s one-year cumulative interest rate gap at April 30, 2005, was a negative 7.55 percent, representing a cumulative dollar negative gap of $52,046,000. The Bank’s three-year cumulative interest rate gap ratio at April 30, 2005, was a positive 4.13 percent, representing a dollar level of a positive $28,478,000. In both calculations, all of the Bank’s $60.6 million in money market deposit accounts was categorized as maturing in one year or less in contrast to many other calculations by outside firms that prepare interest rate risk reports which assume only a portion of these accounts mature in one year or less. Such variance in assumptions could reduce the Bank’s negative one-year, cumulative gap ratio, due to the fact that the Bank has $60.6 million in this category. In addition, all of the Bank’s Life Path deposits, which totaled $69.1 million, were categorized in the one year maturity, also in contrast to many other interest rate risk report calculations which spread these accounts over the five year period with regard to maturity. However, all of the Bank’s NOW accounts and savings deposits were categorized in the more than five year category.

The Bank is aware of its minimal interest rate risk position. Due to Legacy’s recognition of the importance of controlling its interest rate risk, the Bank has focused on being active in the origination of adjustable-rate commercial real estate and multi-family loans, adjustable-rate residential mortgage loans and shorter term consumer loans, construction loans and commercial business loans and plans to continue this lending strategy combined with selling a portion of its fixed-rate, residential mortgage loans in the future.

LENDING ACTIVITIES

Legacy has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, including construction loans, commercial real estate loans and multi-family loans including land loans, home equity loans, commercial loans and consumer loans. Exhibit 12 provides a summary of Legacy’s loan portfolio, by loan type, at December 31, 2000 through 2004, and at April 30, 2005.

The primary loan type for Legacy has been residential loans secured by one- to four-family dwellings, representing a moderate 52.5 percent of the Bank’s gross loans as of April 30, 2005. This share of loans has seen a decrease from 69.9 percent at December 31, 2000. The second largest real estate loan type as of April 30, 2005, was commercial real estate loans, which comprised a strong 29.7 percent of gross loans compared to 13.9 percent as of December 31, 2000. The third real estate loan type was home equity loans, which represented 11.2 percent of gross loans as of April 30, 2005, compared to a lower 4.6 percent at December 31, 2000. These three real estate loan categories represented a strong 93.4 percent of gross loans at April 30, 2005, compared to a lesser 88.5 percent of gross loans at December 31, 2000.

Commercial business loans represent a modest size loan category for Legacy. Commercial business loans totaled $24.3 million and represented 4.7 percent of gross loans at April 30, 2005, compared to a larger 8.3 percent of loans at December 31, 2000 and a larger $34.3 million.

The consumer loan category was the other loan category at April 30, 2005, and represented a minimal 1.9 percent of gross loans compared to 3.2 percent at December 31, 2000. Consumer loans were the smallest overall loan type at April 30, 2005, and were also the smallest loan category at December 31, 2000. The Bank’s consumer loans include automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed moderate changes from fiscal year-end 2000 to April 30, 2005, with the Bank having increased its shares of commercial real estate loans and home equity loans to offset its decreases in residential loans, commercial business loans and consumer loans.

The emphasis of Legacy’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Legacy’s primary market area of Berkshire County but extend into other parts of Massachusetts. At April 30, 2005, 52.5 percent of Legacy’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years and five years. The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury Constant Maturities Index. ARMs have a maximum rate adjustment of normally 3.0 percent at each adjustment period, dependent on the loan type, and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury Constant Maturities Index. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 15 to 20 years with a maximum term of 30 years and actual terms of 15, 20 or 30 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with a share of Legacy’s new fixed-rate mortgage loans normally sold in the secondary market. The Bank has recently retained most of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Legacy, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Legacy has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $154.6 million in commercial real estate and multi-family loans combined at April 30, 2005, or 29.7 percent of gross loans, compared to a lesser $57.8 million or 13.9 percent of gross loans at December 31, 2000.

The major portion of commercial real estate and multi-family loans are secured by condominiums, apartment buildings, warehouses, industrial properties, retail establishments, office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 25 years for adjustable-rate loans with one-year, three-year, five-year or seven-year adjustment periods. These loans have a maximum rate adjustment of 3.0 percent per adjustment period and 6.0 percent for the life of the loan. There are no interest rate caps. The maximum loan-to-value ratio is 80.0 percent.

The Bank also originates construction loans to individuals and builders and developers for the construction of residential projects. Construction loans normally have a term of twelve months for the construction period with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than 95.0 percent for single-family construction loans and 75.0 percent for construction loans without a pre-sale agreement. The construction loan is written to convert to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 80.0 percent.

Legacy is an originator of commercial business loans to local area businesses. These loans totaled $24.3 million at April 30, 2005, and represented a modest 4.7 percent of loans.

Legacy is an originator of consumer loans, excluding home equity loans, with these loans totaling $9.8 million at April 30, 2005, and representing 1.9 percent of gross loans. Consumer loans include automobile and recreational vehicle loans, share loans, and secured and unsecured personal loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Legacy’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At April 30, 2005, 49.7 percent of the Bank’s loans due after April 30, 2006, were adjustable-rate and 50.3 percent were fixed-rate. The Bank has a moderate 38.3 percent of its loans at April 30, 2005, due in one year or less with another 43.0 percent due in one to five years.

As indicated in Exhibit 14, Legacy experienced an overall increase in its one-to four-family loan originations and total loan originations from fiscal year 2000 to 2004, but indicate a decrease in the four months ended April 30, 2005. Total loan originations in fiscal year 2000 were $130.9 million compared to a larger $194.5 million in fiscal year 2004, reflective of much higher levels of commercial real estate loans, increasing from $14.8 in 2000 million to $45.2 million in 2004 and home equity loans increasing from $13.8 million to $39.4 million. The increase in commercial real estate loan originations from 2000 to 2004 of $30.4 million represented 47.7 percent of the $63.7 million aggregate increase in total loan originations from 2000 to 2004, with home equity loans increasing $25.6 million and representing 40.2 percent of the total increase in loan originations. Residential loans increased $14.2 million from 2000 to 2004, or 22.3 percent of the total increase, and construction loans originated increased $7.2 million or 11.4 percent of the total increase in loan originations from 2000 to 2004. In contrast, consumer loan originations decreased $5.1 million from 2000 to 2004, and commercial business loans decreased a larger $8.7 million.

In the four months ended April 30, 2005, total loan originations were $59.3 million, indicating an increase of $10.4 million from the $48.9 million in loan originations in the four months ended April 30, 2004. Commercial real estate loan originations increased $13.0 million, representing 125.1 percent of the total increase in loan originations. Home equity loan originations indicated a decrease, resulting in a decline in these originations of $2.4 million, with residential loans also indicating a decrease of $4.2 million, which represented the largest decrease.

Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in 2000 and also exceeded reductions in 2004 and in the four months ended April 30, 2005. In fiscal 2000, loan originations exceeded reductions by $47.2 million, then exceeded reductions by a lesser $39.0 million in 2004 and exceeded reductions by $11.6 million in the four months ended April 30, 2005.

NONPERFORMING ASSETS

Legacy understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Legacy has been faced with a modest increase in nonperforming assets from 2000 to 2002, which then decreased in 2003 and further decreased in 2004 and then increased in the four months ended April 30, 2005, but still being lower than the industry average.

Exhibit 15 provides a summary of Legacy’s delinquent loans at December 31, 2003 and 2004, and at April 30, 2005, indicating an overall increase in delinquent loans from December 31, 2003, to April 30, 2005. The Bank had $1,932,000 in loans delinquent 60 to 89 days at April 30, 2005. Loans delinquent 90 days or more totaled $958,000 at April 30, 2005, with these two categories totaling $2,890,000 and representing 0.56 percent of gross loans with most of them commercial real estate loans. At December 31, 2003, delinquent loans of 60 to 89 days totaled $921,000 or 0.20 percent of gross loans and loans delinquent 90 days or more totaled $1,202,000 or 0.26 percent of gross loans for a combined share of 0.46 percent of gross loans, compared to a higher $2,890,000 or 0.56 percent of gross loans at April 30, 2005.

It is normal procedure for Legacy’s board to review most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 10 to 16 days, the Bank sends a notice to the borrower, possibly accompanied by a phone call, and after 15 days delinquency, a second notice is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 15 days and 45 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangement for payments. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Legacy’s nonperforming assets at December 31, 2000, through 2004, and at April 30, 2005. Nonperforming assets include loans 90 days or more past due, nonaccruing loans and repossessed assets. The Bank carried a lower level of nonperforming assets in each period. Legacy’s level of nonperforming assets was

$1,295,000 at December 31, 2000, and a lesser $540,000 at December 31, 2004, which represented 0.23 percent of assets in 2003 and 0.08 percent in 2004. The Bank’s nonperforming assets included $1,010,000 in nonaccrual loans, $285,000 in loans 90 days or more past due with no real estate owned for a total of $1,295,000 in 2000 and no real estate owned or loans 90 days or more past due, and $540,000 in nonaccrual loans in 2004 for a total of $540,000. At April 30, 2005, nonperforming assets were a greater $958,000 or 0.14 percent of assets and included no loans 90 days or more past due, $958,000 in nonaccrual loans and no real estate owned.

Legacy’s level of nonperforming assets totaled $2,900,000 at April 30, 2005, and the Bank had an additional $3,600,000 in assets classified as special mention. The Bank’s classified assets consisted of $2,800,000 in substandard assets, with $100,000 in assets classified as doubtful and no assets classified as loss at April 30, 2005.

Exhibit 18 shows Legacy’s allowance for loan losses at December 31, 2000 and 2004, and April 30, 2004 and 2005, indicating the activity and the resultant balances. Legacy has witnessed a moderate increase in its balance of allowance for loan losses from $3,710,000 at December 31, 2000, to $4,066,000 at April 30, 2005. The Bank had provisions for loan losses of $398,000 in 2000, zero in 2001, $140,000 in 2002, $979,000 in fiscal 2003, $212,000 in fiscal 2004, $14,000 in the four months ended April 30, 2004, and $286,000 in the four months ended April 30, 2005.

The Bank had total net charge-offs of $131,000 in fiscal 2000, $170,000 in 2001, $47,000 in 2002, $192,000 in 2003 and $786,000 in 2004. The Bank had lower net charge-offs in the four months ended April 30, 2005, of $66,000 compared to $565,000 in the four months ended April 30, 2004. The Bank’s ratio of allowance for loan losses to gross loans was 0.90 percent at December 31, 2000, and a lower 0.79 percent at April 30, 2005, due to growth in loans. Allowance for loan losses to nonperforming assets was 286.49 percent at December 31, 2000, and a stronger 424.43 percent at April 30, 2005.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal securities, equity securities, mutual funds, corporate and other bonds, other investments and mortgage-backed securities. Exhibit 19 provides a summary of Legacy’s investment portfolio at December 31, 2002, 2003, and 2004, and at April 30, 2005, including FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2002, 2003 and 2004. Investment securities totaled $128.3 million at April 30, 2005, compared to $161.1 million at December 31, 2002.

The primary component of investment securities at April 30, 2005, was mortgage-backed securities, representing 41.0 percent of total investments, including FHLB stock, compared to a smaller 34.2 percent at December 31, 2002. The Bank also had cash and interest-bearing deposits totaling $16.5 million at April 30, 2005, and a larger $34.9 million at December 31, 2002. The Bank had $9,056,000 in FHLB stock at April 30, 2005. The weighted average yield on investment securities was 3.70 percent for the four months ended April 30, 2005, and a higher 4.07 percent for the year ended December 31, 2002.

DEPOSIT ACTIVITIES

The mix of deposits by amount at December 31, 2002, 2003 and 2004, and at April 30, 2005, is provided in Exhibit 20. There has been a modest increase in total deposits and basically no change in the deposit mix during this period. Total deposits have increased from $430.2 million at December 31, 2002, to $453.1 million at April 30, 2005, representing an increase of $22.9 million or 5.3 percent. Certificates of deposit have increased from $160.9 million at December 31, 2002, to $169.4 million at April 30, 2005, representing an increase of $8.5 million or 5.3 percent, while savings, NOW and MMDA accounts have increased $14.4 million from $269.2 million at December 31, 2002, to $283.7 million at April 30, 2005 or 5.4 percent.

The Bank’s share of certificates of deposit witnessed no change, remaining at 37.4 percent of deposits at December 31, 2002, and at April 30, 2005 (reference Exhibit 21). The major component of certificates at April 30, 2005, had rates between 2.00 percent and 2.99 percent and represented 43.2 percent of certificates. At December 31, 2002, the major component of certificates was also the 2.00 percent to 2.99 percent category with a lesser 34.8 percent of certificates. The category witnessing the strongest growth in dollars from December 31, 2002, to April 30, 2005, was certificates with rates between 2.00 percent and 2.99 percent, which increased $24.8 million during this time period. The category witnessing the largest dollar decrease from December 31, 2002, to April 30, 2005, was certificates with rates between 4.00 percent and 4.99 percent, which declined $14.9 million.

Exhibit 22 also provides a breakdown of certificates by maturity as of April 30, 2005. A strong 66.2 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 24.0 percent of certificates. The largest category of certificates based on interest rate was certificates with rates from 2.00 percent to 2.99 percent, totaling $76.6 million, representing 43.2 percent of certificates.

BORROWINGS

Legacy has made regular use of FHLB advances in the years ended December 31, 2003 and 2004, and in the four months ended April 30, 2005. The Bank had total FHLB advances of $131.3 million at December 31, 2003, with a weighted cost of 4.06 percent and a larger $153.7 million at April 30, 2005, with a weighted cost of 4.20 percent. The Bank also had $6.6 million in securities sold under agreements to repurchase and $13.2 million in other borrowings at December 31, 2003. At April 30, 2005, the Bank had a lesser $4.1 million in securities sold under agreements to repurchase with no other borrowings.

SUBSIDIARIES

Legacy had one wholly-owned subsidiary at April 30, 2005, Legacy Insurance Services of the Berkshires. Legacy Insurance Services is an insurance agency that specializes in providing clients with insurance and investment products. At April 30, 2005, Legacy Insurance Services had total assets of $233,620, and net income for the year ended December 31, 2004 of $15,857.

OFFICE PROPERTIES

Legacy had ten offices at April 30, 2005, its home office and three branches in Pittsfield with two branches in Lenox and single offices in Lee, Otis, Great Barrington and North Adams. The Bank owns its main office and five branches and leases four branches. The Bank’s total investment in its offices premises was $14.7 million or 2.14 percent of assets at April 30, 2005, and the Bank’s investment in fixed assets was $14.0 million or 2.03 percent of assets at April 30, 2005.

MANAGEMENT

The chief executive officer and chairman of the board of Legacy is J. Williar Dunlaevy, who is also a director. Mr. Dunlaevy joined the Bank in 1969. He has served the Bank in several positions, including executive vice president, treasurer, chief financial officer and controller. Mr. Dunlaevy became chief executive officer and chairman in 1998. Mr. Dunlaevy became a director in 2003. Michael A. Christopher is president and chief operating officer of Legacy. Mr. Christopher previously served as the chief executive officer and president to Lenox Savings Bank since 1994, which merged with City Savings Bank and was renamed Legacy Banks in 2002. Mr. Christopher became a director in 2003. Stephen M. Conley is senior vice president, treasurer and chief financial officer of Legacy. He has held these positions since 1996. Steven F. Pierce is executive vice president of Legacy, a position he has held since 1995. Mr. Pierce previously served the Bank as senior vice president of the business banking division.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Legacy’s market area encompasses all of Berkshire County, Massachusetts (“market area”) where all of the Bank’s offices are located.

Exhibit 26 provides a summary of key demographic data and trends for Berkshire County, Massachusetts and the United States. From 1990 to 2000, population decreased in the market area but increased in Massachusetts and the United States. The population decreased by 3.2 percent in Berkshire County and increased by 5.5 percent in Massachusetts and 13.2 percent in the United States. The estimated population in 2004 again indicates a minimal decrease in population from 2000 to 2004 in the market area. The market area’s population is estimated to have decreased 0.8 percent from 2000 to 2004, compared to a 1.6 percent increase in Massachusetts and 5.0 percent in the United States. Future population projections indicate that population will continue to decrease in the market area from 2004 through the year 2009. The market area’s population is projected to decrease by 0.8 percent with the populations of Massachusetts and the United States projected to increase by 1.9 percent and 6.3 percent, respectively.

The market area witnessed an increase in households (families) of 3.1 percent from 1990 to 2000. During that same time period, the number of households increased in Massachusetts by a larger 8.9 percent and in the United States by a much larger 14.7 percent. The trend in household growth from 2000 to 2004 indicates a minimal increase in the market area of 1.1 percent. Massachusetts also indicated a modest increase of 2.6 percent, lower than the United States’ increase of 5.8 percent. From 2004 through the year 2009, the market area’s households are projected to continue to increase by 1.0 percent, while the number of households are expected to increase by 2.9 percent in Massachusetts and by 7.0 percent in the United States.

In 1990, the per capita income in the market area was lower than the per capita income in Massachusetts but slightly higher than per capita income in the United States. The market area had a 1990 per capita income of $14,857, while Massachusetts and the United States had 1990 per capita income of $17,224 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area’s per capita income increased from 1990 to 2000 by 46.8 percent to $21,807. Per capita income increased by 50.7 percent in Massachusetts to $25,952 and by 50.4 percent to $21,684 in the United States. From 2000 to 2004, per capita income continued to increase by 28.5 percent to $28,030 in the market area, by 30.75 percent to $33,908 in Massachusetts and by 19.3 percent to $25,866 in the United States.

The 1990 median household income of $30,470 in the market area was lower than the median household income in Massachusetts at $36,952 but higher than the United States at $28,525. From 1990 to 2000, median household income increased in all areas, with the market area indicating a 28.1 percent increase to $39,047, compared to a 36.7 percent increase to $50,502 in Massachusetts and a 44.9 percent increase to $41,343 in the United States. From 2000 to 2004, median household income in the market area was estimated to have increased 15.8 percent to $45,234. Massachusetts’ median household income grew 21.0 percent to $61,110, and the United States’ median household income increased 16.4 percent to $48,124 from 2000 to 2004. From 2004 to 2009, median household income is projected to increase by 21.6 percent in the market area, by 27.2 percent in Massachusetts and 17.8 percent in the United States. Based on those rates of increase, by 2009, median household income is expected to be $54,992 in the market area, $77,759 in Massachusetts, and $56,710 in the United States.

Exhibit 27 provides a summary of key housing data for the market area, Massachusetts and the United States. In 1990, the market area had a rate of owner-occupancy of 65.2 percent, higher than Massachusetts and slightly higher than the United States at 59.3 percent and 64.2 percent, respectively. As a result, the market area supported a lower rate of renter-occupied housing of 34.8 percent, compared to 40.7 percent for Massachusetts and 35.8 percent for the United States. In 2000, owner-occupied housing increased in all the areas to 66.9 percent, 61.7 percent and 66.2 percent in the market area, Massachusetts and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to 33.1 percent, 38.3 and 33.8 percent in the market area, Massachusetts and the United States, respectively.

The market area’s 1990 median housing value was $114,500 lower than Massachusetts’ median housing value of $162,200 but higher than the United States’ median housing value of $79,098. The 1990 average median rent of the market area was $437, which was below the median rent of Massachusetts at $580 but higher than the United States at $374. In 2000, median housing values had increased in the market area, Massachusetts and the United States. The market area had a 2000 median housing value of $116,800 still lower than Massachusetts at $185,700 and now also lower than the United States at $119,600. The 2000 median rents were $499, $684 and $602 in the market area, Massachusetts and the United States, respectively.

In 1990, the major source of employment for the market area by industry group, based on share of employment, was the services industry at 39.6 percent. The services industry was also responsible for the majority of employment in Massachusetts and the United States with 40.7 percent of jobs in Massachusetts and 34.0 percent in the United States (reference Exhibit 28). The manufacturing industry was the second major employer in the market area at 21.1 percent while the wholesale/retail group was the second leading employer at 20.3 percent in Massachusetts and also in the United States at 27.5 percent. The wholesale/retail trade group was the third major overall employer in the market area at 20.9 percent. In Massachusetts and the United States, the manufacturing industry was the third major employer, responsible for 18.1 percent and 19.2 percent of employment, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 18.4 percent of employment in the market area, 20.9 percent of employment in Massachusetts and 19.3 percent in the United States.

In 2000, the services industry, wholesale/retail trade industry and manufacturing industry provided the first, second and third highest sectors of employment, respectively, for the market area and Massachusetts, but not in the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest sectors of employment. The services industry accounted for 53.5 percent, 50.8 percent and 46.7 percent in the market area, Massachusetts and the United States, respectively. The manufacturing industry provided for 12.9 percent, 12.8 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 14.9 percent, 14.5 percent and 15.3 percent of employment in the market area, Massachusetts and the United States, respectively. Some of the largest employers in the area are listed below.

Employer	Number of Employees
Berkshire Medical Center Administration	1,000 +
Visiting Nurse Association	1,000 +
Hillcrest Campus of BMC	1,000 +
Mount Greylock Extended Care Facility	1,000 +
Hillcrest Commons	1,000 +
General Dynamics Defense Systems.	1,000 +
Canyon Ranch in The Berkshires	500 +
G. E. Plastics	500 +
Berkshire Bank	250 +
Berkshire Community College	250 +
Berkshire County Arc	250 +
Berkshire Life Insurance Co. Of America	250 +
K-B Toys	250 +
Legacy Bank/City & Lenox Savings Banks	250 +
Mental Health & Substance Abuse Services	250 +
Price Chopper Supermarket	250 +
Stop & Shop Supermarket Co.	250 +

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Berkshire County, Massachusetts and the United States in 2001 through March 2005. Berkshire County has been characterized by slightly lower unemployment rates compared to Massachusetts and the United States. In 2001, Berkshire County had an unemployment rate of 3.7 percent, compared to unemployment rates of 3.7 percent in Massachusetts and 4.8 percent in the United States. The market area’s unemployment rate increased in 2002 to 4.6 percent, compared to 5.3 percent in Massachusetts and 5.8 percent in the United States. In 2003, the market area again increased its rate of unemployment to 5.1 percent. Massachusetts also increased to 5.8 percent, and the United States increased to 6.0 percent. Through March 2005, the market area had an increase in its unemployment rate to 5.3 percent, the unemployment rate in Massachusetts increased to 5.3 percent and the United States’ unemployment rate decreased slightly to 5.4 percent.

Exhibit 30 provides deposit data for banks and thrifts in Berkshire County. Legacy Savings Bank’s deposit base in the market area was $439.5 million or a 19.8 percent share of the $2.2 billion total thrift deposits and a 16.8 percent share of the total deposits, which were $2.6 billion as of June 30, 2004. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderately strong deposit base, dominated by thrifts with Legacy Savings Bank having a moderate level of market penetration for thrift deposits as well as total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2001 through the first quarter of 2005. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2004 and continuing at a stronger pace in 2005.

SUMMARY

To summarize, the market area represents an area with stagnant population and household activity during the 1990s and early 2000s. Such a pattern is projected to continue from 2004 through 2009. The market area displayed a lower per capita income and lower household income than Massachusetts. In 1990, the median rent in the market area was lower than Massachusetts’ median rent. By 2000, the median rent of the market area was still lower than Massachusetts’ median rent. In 1990, the market area’s median housing value was also lower than in Massachusetts, and in 2000, the market area’s median housing value was lower than Massachusetts’ median housing value as well as that of the United States. The market area has had a slightly lower unemployment rate when compared to both Massachusetts and the United States until March 2005 when the market area’s unemployment rate was the same as in Massachusetts. Finally, the market area is a competitive financial institution market dominated by thrifts with a total market deposit base for banks and thrifts in the market area that is $2.6 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region and in Massachusetts.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 224 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 16 publicly-traded New England thrifts (“New England thrifts”) and the 8 publicly-traded thrifts in Massachusetts (“Massachusetts thrifts”), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between June 30, 2004, and June 7, 2005.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Legacy as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Legacy’s basic operation.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institution was a potential comparable group candidate but had to be eliminated due to its involvement in a merger/acquisition.

Institution	State
PFS Bancorp, Inc.	Indiana

There are no pending merger/acquisition transaction involving thrift institutions in Legacy’s city, county or market area, as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the universe of 55 publicly-traded mutual holding companies as well between those 55 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios, and Exhibit 37 presents key financial data and ratios for the 55 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution	State
AJS Bancorp, Inc. MHC	Illinois
ASB Holding Co MHC	New Jersey
BCSB Bankcorp Inc. MHC	Maryland
Cheviot Financial MHC	Ohio
Clifton Savings Bancorp MHC	New Jersey
Flatbush Federal Bancorp Inc. MHC	New York
Gouverneur Bancorp MHC	New York
Greater Delaware Valley, MHC	Pennsylvania
Greene County Bancorp Inc. MHC	New York
Jacksonville Savings Bank, MHC	Illinois
Mid-Southern Savings Bank MHC	Indiana
New England Bancshares MHC	Connecticut
Oneida Financial Corp MHC	New York
Pathfinder Bancorp MHC	New York
Service Bancorp MHC	Massachusetts
Westborough Financial Services MHC	Massachusetts
Westfield Financial MHC	Massachusetts

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ), or on the OTC Bulletin Board. Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 264 publicly-traded, FDIC-insured savings institutions, including the 55 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 176 are traded on NASDAQ and 45 are traded on the OTC Bulletin Board. Eight institutions are are listed in the Pink Sheets.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of June 7, 2005, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 2004.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Legacy, including the western, southwestern and southeastern states.

The geographic location parameter consists of Massachusetts and its surrounding states of Connecticut, Vermont, New Hampshire, Rhode Island and New York, as well as the states of Delaware, Indiana, Illinois, Kentucky, Maryland, Maine, New Jersey, Ohio, Pennsylvania and West Virginia for a total of sixteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was from $200 million to $2 billion due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Legacy, with assets of approximately $690 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 57 institutions considered as comparable group candidates after applying the general parameters, with the bold lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Legacy with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Legacy. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets was 12.5 percent at March 31, 2005, and reflects Legacy’s share of investments considerably lower than national and regional averages. The Bank’s investments have consisted of federal agency securities and corporate obligations. For its five most recent calendar years ended December 31, 2004, Legacy’s average ratio of cash and investments to assets was a higher 13.9 percent, from a high of 20.3 percent in 2002 to a low of 9.7 percent in 2000, with a fluctuating trend. It should be noted that, for the purposes of comparable group selection, Legacy’s $9,056,000 balance of Federal Home Loan Bank stock at April 30, 2005, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is fairly broad, in spite of Legacy’s lower balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent, identical to Legacy’s current ratio.

Mortgage-Backed Securities to Assets

At April 30, 2005, Legacy had 8.65 percent of assets in mortgage-backed securities. At the end of its last calendar year, the Bank had mortgage-backed securities, representing 8.55 percent of assets, at December 31, 2004. The regional average was 7.8 percent and the national average was 11.5 percent for publicly-traded thrifts at March 31, 2005. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

Legacy’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including both permanent loans and construction loans, represented 48.75 percent of the Bank’s assets at April 30, 2005, which is modestly higher than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 65.0 percent of its assets in one- to four-family loans with a midpoint of 42.5 percent.

Total Net Loans to Assets

At April 30, 2005, Legacy had a 74.9 percent ratio of total net loans to assets and a higher five calendar year average of 69.2 percent, with its most recent ratio being higher than the national average of 69.5 percent and the regional average of 72.9 percent for publicly-traded thrifts. The Bank’s ratio of total net loans to assets decreased from 72.5 percent at December 31, 2001.

The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Legacy.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, Legacy’s shares of mortgage-backed securities to assets and total net loans to assets were 8.6 and 74.9 percent, respectively, for a combined share of 83.5 percent. Recognizing the industry and regional ratios of 11.5 percent and 7.8 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 90.0 percent, with a midpoint of 80.0 percent.

Borrowed Funds to Assets

Legacy had a $157.8 million balance of borrowed funds at April 30, 2005, consisting of $153.7 million in FHLB advances and $4.1 million in reverse repos, representing a combined 22.9 percent of assets. At December 31, 2004, the Bank had borrowed funds representing 24.1 percent of assets. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased from 1998 through 2002, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2003 and 2004, the lower but rising interest rates have resulted in minimal reduction in borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

The range of borrowed funds to assets is 35.0 percent or less with a midpoint of 17.5 percent.

Equity to Assets

Legacy’s equity to assets ratio was 8.72 percent at April 30, 2005, and 8.73 percent at December 31, 2004, averaging 8.72 percent for the five calendar years ended December 31, 2004. After conversion, based on the midpoint value of $89.6 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Legacy’s equity is projected to stabilize in the area of 13.8 percent, with the Corporation at approximately 17.4 percent. Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 15.0 percent with a midpoint ratio of 10.5 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of Legacy’s earnings performance and the basis for such performance both historically and during the four quarters ended March 31, 2005. The primary performance indicator is the Bank’s return on average assets (ROAA). The second performance indicator is the Bank’s return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is the ROAA. For the twelve months ended April 30, 2005, Legacy’s ROAA was 0.56 percent based on net earnings after taxes of $3,659,000 with an identical core earnings after taxes, as detailed in Item I and Exhibit 7 of this Report. The Bank’s average net ROAA over its most recent five calendar years of 2000 to 2004, based on net earnings, was a similar 0.55 percent, ranging from a low of 0.30 percent in 2002 to a high of 0.58 percent in 2000.

Considering the historical and current earnings performance of Legacy, the range for the ROAA parameter based on core income has been defined as 0.40 percent to a high of 0.85 percent with a midpoint of 0.63 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

Prior to conversion, the Bank’s ROAE for the twelve months ended April 30, 2005, was 6.33 percent based on net income and core income. In its most recent five calendar years, the Bank’s average ROAE, based on net earnings, was a lower 5.67 percent, ranging from a low of 3.34 percent in 2002 to a high of 6.89 percent in 2000.

The parameter range for the comparable group, based on core income, is from 5.0 percent to 12.0 percent with a midpoint of 8.50 percent.

Net Interest Margin

Legacy had a net interest margin of 3.19 percent for the twelve months ended April 30, 2005, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin in calendar years 2000 through 2004 averaged 3.18 percent, indicating a generally stable trend with only mild fluctuation.

The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 3.75 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

For the twelve months ended April 30, 2005, Legacy had a modestly higher than average 2.74 percent ratio of operating expense to average assets. In 2004, the Bank’s expense ratio was a similar 2.76, representing decreases from 2.81 percent in 2003, 2.95 percent in 2002 and increases from 2.68 percent in 2001 and 2.63 percent in 2000. For its five most recent calendar years ended December 31, 2004, Legacy’s operating expense ratio averaged 2.77 percent, with a stable trend since 2000.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 3.25 percent with a midpoint of 2.63 percent.

Noninterest Income to Assets

Compared to publicly-traded thrifts, Legacy has historically experienced a lower than average dependence on noninterest income as a source of additional income. The Bank had noninterest income of $4,319,000 or 0.68 percent of average assets for the twelve months ended April 30, 2005, with gains on the sale of loans representing a relatively low 0.07 percent of average assets. Legacy’s ratio of noninterest income to average assets was 0.53 percent in 2000, 0.63 percent in 2001, 0.53 percent in 2002 and 0.70 percent in 2003, all of which are lower than the 1.19 percent average for publicly-traded thrift institutions for the year ended March 31, 2005.

The range for this parameter for the selection of the comparable group is 1.20 percent of average assets or less, with a midpoint of 0.60 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Legacy. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

Legacy’s ratio of nonperforming assets to assets was 0.26 percent at April 30, 2005, which was much lower than the national average of 0.64 percent for publicly-traded thrifts, but higher than the 0.10 percent for New England thrifts. Consistently lower than national averages, the Bank’s ratio of nonperforming assets to total assets was 0.23 percent in 2000,

0.28 percent in 2001, 0.48 percent in 2002, 0.19 percent in 2003 and 0.08 percent in 2004, averaging 0.25 percent for its five most recent calendar years ended December 31, 2004, and indicating a minimal downward trend.

The parameter range for nonperforming assets to total assets has been defined as 0.80 percent of assets or less with a midpoint of 0.40 percent.

Repossessed Assets to Assets

Legacy was absent repossessed assets at April 30, 2005, identical to December 31, 2004. The average was 0.13 percent for all publicly-traded thrift institutions.

The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

Loans Loss Reserves to Assets

Legacy had an allowance for loan losses of $4,066,000, representing a loan loss allowance to total assets ratio of 0.59 percent at April 30, 2005, which was modestly higher than its 0.56 percent ratio at December 31, 2004. For the five calendar years of 2000 to 2004, the Bank’s loan loss reserve averaged 0.62 percent of assets with a slightly downward trend and a low of 0.56 percent in 2004 and a high of 0.70 percent in 2003.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.35 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $210.3 million to $1.3 billion with an average asset size of $586.1 million and have an average of 11.6 offices per institution. Two of the comparable group institutions were converted in 1986, one in 1987, 1992, 1994, 1995 and 1997, two in 1999, and one in 2000. Geographically, three of the comparable group institutions are located in Massachusetts, four are in Indiana, one in Ohio, one in New York and one in New Hampshire. Eight of the ten comparable group institutions are traded on NASDAQ with two traded on the American Exchange. The comparable group institutions as a unit have a ratio of equity to assets of 9.15 percent, which is 11.6 percent higher than all publicly-traded thrift institutions in the United States but 64.3 percent lower than publicly-traded thrift institutions in Massachusetts; and for the most recent four quarters indicated a core return on average assets of 0.72 percent, lower than all publicly-traded thrifts at 1.01 percent and modestly lower than publicly-traded Massachusetts thrifts at 0.81 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of Legacy to all publicly-traded thrifts, to publicly-traded thrifts in the New England region and to Massachusetts thrifts, as well as to the ten institutions constituting Legacy’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at April 30, 2005, Legacy’s total equity of 8.72 percent of assets was lower than the 9.15 percent for the comparable group, the 10.14 for all thrifts, the 11.03 percent for New England thrifts and the 10.97 percent ratio for Massachusetts thrifts. The Bank had a 74.88 percent share of net loans in its asset mix, slightly higher than the comparable group at 73.07 percent, all thrifts at 69.87 percent, New England thrifts at 61.79 percent and Massachusetts thrifts at 59.31 percent. Legacy’s share of net loans, higher than industry averages, is primarily the result of its lower 12.50 percent share of cash and investments and lower level of mortgage-backed securities of 8.65 percent. The comparable group had a higher 12.60 percent share of cash and investments and a 9.26 percent share of mortgage-backed securities. All thrifts had 11.47 percent of assets in mortgage-backed securities and 13.86 percent in cash and investments. Legacy’s 67.73 percent share of deposits was modestly lower than the comparable group and moderately higher than all thrifts, New England thrifts and Massachusetts thrifts, reflecting the Bank’s average to lower than average 22.88 percent ratio of borrowed funds to assets. The comparable group had deposits of 69.59 percent and borrowings of 20.16 percent. All thrifts averaged a 56.15 percent share of deposits and 33.86 percent of borrowed funds, while New England thrifts had a 62.32 percent share of deposits and a 19.11 percent share of borrowed funds. Massachusetts thrifts averaged a 64.04 percent share of deposits and a 19.24 percent share of borrowed funds. Legacy had goodwill and intangible assets of 0.44 percent at April 30, 2005, compared to 0.58 percent for the comparable group, 0.73 percent for all thrifts, 1.24 percent for New England thrifts and 0.47 percent for Massachusetts thrifts.

Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Legacy in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended April 30, 2005, Legacy had a yield on average interest-earning assets modestly lower than the comparable group and all thrifts, but higher than New England thrifts and Massachusetts thrifts. The Bank’s yield on interest-earning assets was 5.24 percent compared to the comparable group at 5.49 percent, all thrifts at 5.40 percent, New England thrifts at 5.05 percent and Massachusetts thrifts at 4.91 percent.

The Bank’s cost of funds for the twelve months ended April 30, 2005, was noticeably higher than the comparable group, all thrifts, New England thrifts and Massachusetts thrifts. Legacy had a 2.71 percent average cost of interest-bearing liabilities compared to 2.29 percent for the comparable group, 2.30 percent for all thrifts, 1.87 percent for New England thrifts and 2.03 percent for Massachusetts thrifts. The Bank’s generally lower yield on interest-earning assets and higher interest cost resulted in a net interest spread of 2.53 percent, which was moderately lower than the comparable group at 3.20 percent and lower than all thrifts at 3.10 percent, New England thrifts at 3.17 percent and Massachusetts thrifts at 2.89 percent. Legacy generated a net interest margin of 3.19 percent for the twelve months ended April 30, 2005, based on its ratio of net interest income to average interest-earning assets, which was slightly lower than the comparable group ratio of 3.28 percent. All thrifts averaged a 3.28 percent net interest margin for the trailing four quarters, with New England thrifts at 3.30 percent and Massachusetts thrifts at a lower 3.06 percent.

Legacy’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank made a $495,000 provision for loan losses during the twelve months ended April 30, 2005, equal to 0.08 percent of average assets. The comparable group indicated a provision representing a similar 0.06 percent of assets, with all thrifts at 0.09 percent, New England thrifts at 0.04 percent and Massachusetts thrifts at 0.08 percent.

The Bank’s noninterest income was $4,439,000 or 0.68 percent of average assets for the twelve months ended April 30, 2005, including a relatively modest $100,000 gain on the sale of assets. Such ratio of noninterest income to average assets was higher than the comparable group, which had a lower ratio of 0.51 percent, but lower than all thrifts at 1.22 percent with New England thrifts at a lower 0.49 percent and Massachusetts thrifts at a lower 0.28 percent. For the twelve months ended April 30, 2005, Legacy’s operating expense ratio was 2.74 percent of average assets, which was higher than the comparable group at 2.49 percent and more significantly higher than all thrifts at 2.18 percent, New England thrifts at 2.06 percent and Massachusetts thrifts at 1.84 percent.

The overall impact of Legacy’s income and expense ratios is reflected in the Bank’s net income and return on assets. For the twelve months ended April 30, 2005, the Bank had a net ROAA of 0.56 percent and an identical core ROAA. For its most recent four quarters, the comparable group had a higher net ROAA of 0.67 percent and core ROAA of 0.72 percent. All publicly-traded thrifts averaged a higher net ROAA of 1.00 percent and a higher 1.01 percent core ROAA. New England thrifts indicated a higher core ROAA of 0.83 percent, and Massachusetts thrifts generated a higher core ROAA of 0.81 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Legacy with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s core earnings in the twelve months ended April 30, 2005, rather than net earnings.

As discussed earlier, the Bank has historically focused on increasing its assets, loans and deposits, strengthening net income, controlling operating expenses, maintaining a low balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has closely monitored its net interest margin, which has been lower than average in 2004 and the most recent twelve months. During its past five fiscal years, Legacy’s ratio of noninterest expense to average assets has increased moderately from 2.63 percent in 2000, which was above industry averages, to 2.76 percent in 2004, then down to 2.74 percent in the twelve months ended April 30, 2005, compared to the current industry average of 2.18 percent for all publicly-traded thrifts. Following conversion, the Bank will endeavor to moderate its operating expenses, increase it net interest margin, increase its noninterest income, strengthen its net income and its lower return on assets, maintain its lower balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank was an active originator of both mortgage and nonmortgage loans in fiscal years 2003 and 2004 and during the four months ended April 30, 2005. Total loan originations and net loan originations decreased significantly in fiscal year 2004 compared to 2003, typical of the industry, and originations during the four months ended April 30, 2005, were also lower than in fiscal year 2004. Loan sales of $23.4 million in fiscal year 2003 resulted in a $469.4 million balance of net loans at December 31, 2003, compared to $373.5 million at December 31, 2002, and net loans increased to $508.4 million and $520.0 million at December 31, 2004, and April 30, 2005, respectively. Legacy’s volume of loan originations was $267.8 million in fiscal year 2003, $194.5 million in fiscal year 2004 and $59.3 million for the four months ended April 30, 2005. In the past five fiscal years, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans, the balance of those loans indicated a modest decrease over the period. From December 31, 2004, to April 30, 2005, most categories of loans, with the exception of commercial loans and home equity loans, decreased their balances, with commercial real estate loans indicating the greatest percentage increase and also the greatest dollar increase. Individual increases were commercial real estate loans at 9.2 percent of $13.0 million and home equity loans at 5.3 percent or $2.9 million. One- to four-family loans decreased 1.1 percent or $3.1 million, commercial business loans decreased 2.2 percent or $554,000 and consumer loans decreased 6.4 percent or $674,000. The Bank’s lending activities resulted in total loan growth of 2.3 percent or $11.6 million from December 31, 2004, to April 30, 2005, with loan growth of 8.3 percent or $39.0 million in fiscal year 2004.

At April 30, 2005, one- to four-family mortgage loans, commercial real estate loans and home equity loans represented 26.8 percent, 38.3 percent and 18.4 percent, respectively, of total loan originations. In comparison, during fiscal year 2004, one- to four-family mortgage loans, commercial real estate loans and home equity loans represented 40.5 percent, 23.2 percent and 20.3 percent, respectively, of total loan originations indicating a decrease in the share of one- to four-family mortgage loan and home equity loan originations and an increase in the share of origination of commercial real estate loans.

The impact of Legacy’s primary lending efforts has been to generate a yield on average interest-earning assets of 5.24 percent for the twelve months ended April 30, 2005, compared to a higher 5.49 percent for the comparable group, a higher 5.40 percent for all thrifts and a lower 5.05 percent for New England thrifts. The Bank’s ratio of interest income to average assets was 5.01 percent for the four months ended April 30, 2005, lower than the comparable group at 5.09 percent, higher than all thrifts at 4.55 percent and higher than New England thrifts at 4.02 percent, reflecting the Bank’s lower ratio of nonperforming assets and higher ratio of interest-earning assets.

Legacy’s 2.71 percent cost of interest-bearing liabilities for the twelve months ended April 30, 2005, was higher than the comparable group at 2.29 percent, all thrifts at 2.30, New England thrifts at 1.87 percent, and Massachusetts thrifts at 2.03 percent. The Bank’s resulting net interest spread of 2.53 percent for the twelve months ended April 30, 2005, was lower than the comparable group at 3.20 percent, all thrifts at 3.10 percent and New England thrifts at 3.17 percent. The Bank’s net interest margin of 3.19 percent, based on average interest-earning assets for the twelve months ended April 30, 2005, was lower than the comparable group at 3.28 percent, all thrifts at 3.28 percent, New England thrifts at 3.30 percent and higher than Massachusetts thrifts at 3.06 percent.

The Bank’s ratio of noninterest income to average assets was 0.68 percent, including gains equal to 0.02 percent of average assets, for the twelve months ended April 30, 2005, which was higher than the comparable group at 0.51 percent, but notably lower than all thrifts at 1.22 percent and lower than New England thrifts at 0.65 percent.

The Bank’s operating expenses were moderately higher than the comparable group, all thrifts and New England thrifts. For the twelve months ended April 30, 2005, Legacy had an operating expenses to assets ratio of 2.74 percent, net of nonrecurring items, compared to 2.49 percent for the comparable group, 2.18 percent for all thrifts and 2.06 percent for New England thrifts. Such higher operating expenses relate to the Bank’s larger office network. Legacy had a less favorable 72.0 percent efficiency ratio for the twelve months ended April 30, 2005, compared to the comparable group with an efficiency ratio of 69.2 percent.

For the twelve months ended April 30, 2005, Legacy generated a higher ratio of noninterest income, a higher ratio of noninterest expenses and lower net interest margin relative to its comparable group. The Bank had a higher than normal 0.08 percent provision for loan losses during the twelve months ended April 30, 2005, and that ratio was higher than the comparable group at 0.06 percent of assets and New England thrifts at 0.04 percent, but lower than all thrifts at 0.09 percent. The Bank’s higher provision for loan losses during the twelve months ended April 30, 2005, did not significantly impact earnings with minimal impact on the Bank’s ratio of allowance for loan losses to total loans, which was less than the comparable group and also lower than all thrifts. The Bank’s 229.85 percent ratio of reserves to nonperforming assets was modestly lower than the comparable group at 243.36 percent but higher than all thrifts at 211.95 percent.

As a result of its operations, the Bank’s net income and core income were lower than the comparable group for the twelve months ended April 30, 2005. Based on net earnings, the Bank had a return on average assets of 0.56 percent for the four months ended April 30, 2005 and a return on average assets of 0.55 percent in fiscal year 2004. For the twelve months ended April 30, 2005, Legacy had a core return on average assets of the same 0.56 percent. In fiscal year 2003, the Bank had a 0.49 percent return on average assets. For the trailing twelve months, the comparable group had a higher net ROAA of 0.67 percent, while all thrifts indicated a higher ROAA of 1.00 percent. The Bank’s core or normalized earnings, as shown in Exhibit 7, were identical to its net earnings and resulted in a 0.56 percent core return on assets for the twelve months ended April 30, 2005. That core ROAA was also lower than the comparable group at 0.72 percent, all thrifts at 1.01 percent, New England thrifts at 0.83 percent and Massachusetts thrifts at 0.81 percent.

Following its conversion, Legacy’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its asset quality, its future needs for provisions for loan losses and the continuation of lower charge-offs and nonperforming assets. The Bank’s noninterest income increased modestly during the twelve months ended April 30, 2005, and overhead expenses indicate a modest change during the twelve months ended April 30, 2005, compared to fiscal year 2004. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets and its higher cost of funds. The impact of this trend has been a declining net interest margin since 2003, although it is likely the Bank’s margin will strengthen in 2005 due to the presence of new capital.

In recognition of the foregoing earnings related factors, considering Legacy’s current performance measures, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Legacy’s market area for retail deposits consists of Berkshire County, Massachusetts, where the Bank’s offices are located.

As discussed in Section II, from 1990 to 2000, the population in the Bank’s market area (Berkshire County) decreased modestly by 3.2 percent, compared to increases in Massachusetts and the United States of 5.5 percent and 13.2 percent, respectively. From 2000 to 2004, the population in Berkshire County decreased by 0.8 percent and from 2004 to 2009 the population is projected to decrease by 0.8 percent. The market area displayed a lower per capita income and lower household income than Massachusetts but similar to the United States in 2000 and 2004. In 1990, the median rent in the market area was 32.7 percent lower than in Massachusetts but 16.8 percent higher than in the United States. In 1990, the market area’s median housing value was 41.7 percent lower than in Massachusetts but 44.8 percent higher than in the United States. In 2000, the market area’s median housing value was again lower than Massachusetts, by 59.0 percent, but similar to the United States. Through March 2005, the market area had an unemployment rate of 5.3 percent, identical to Massachusetts at 5.3 percent and slightly lower than the United States at 5.4 percent.

Legacy’s market area is a very competitive financial institution market dominated by thrifts with a total market deposit base for banks and thrifts of $2.6 billion and 57 branches. The Bank’s market share is 19.8 percent of thrift deposits, and 16.8 percent of total deposits.

In the Bank’s primary market area of Berkshire County, the services sector represented the primary source of employment in 2000, followed by the wholesale/retail sector and the manufacturing sector. Compared to state ratios, Berkshire County’s manufacturing and wholesale/retail employment sectors were nearly identical in numbers.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s primary market area relative to the comparable group.

FINANCIAL CONDITION

The financial condition of Legacy is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 41, 42 and 43. The Bank’s ratio of total equity to total assets was 8.72 percent at April 30, 2005, which was lower than the comparable group at 9.15 percent and lower than all thrifts at 10.14 percent and New England thrifts at 11.03 percent. With the stock offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to approximately 17.5 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 13.4 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Legacy had a moderately higher 74.9 percent ratio of net loans to total assets at April 30, 2005, compared to the comparable group at 73.1 percent. All thrifts indicated a lower 69.9 percent, as did New England thrifts at 61.8 percent. The Bank’s 12.5 percent share of cash and investments was lower than the comparable group at 12.6 percent, while all thrifts were at 13.9 percent and New England thrifts were at 21.5 percent.

Legacy’s 8.7 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 9.3 percent and much lower than all thrifts at 11.5 percent. The Bank’s 67.7 percent ratio of deposits to total assets was lower than the comparable group at 69.6 percent, but higher than all thrifts at 56.2 percent and higher than New England thrifts at 62.3 percent. Legacy’s borrowed funds ratio of 22.9 percent was higher than the comparable group at 20.2 percent, lower than all thrifts at 33.9 percent but higher than New England thrifts at 19.1 percent.

Legacy had 0.44 percent of intangible assets and had repossessed real estate of 0.26 percent of assets, compared to ratios of 0.58 percent and 0.07 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.73 percent and real estate owned of 0.12 percent.

The financial condition of Legacy is slightly affected by its $958,000 balance of nonperforming assets or 0.26 percent of assets at April 30, 2005, compared to a higher 0.42 percent for the comparable group, a higher 0.71 percent for all thrifts and a lower 0.09 percent for New England thrifts. Historically, the Bank’s ratio of nonperforming assets to total assets has been lower than industry averages, but increased modestly in both dollars and ratio in 2002 before returning to its general historical levels in fiscal years 2003 and 2004. The Bank’s ratio of nonperforming assets to total assets was 0.23 percent, 0.28 percent, 0.48 percent, 0.19 percent and 0.08 percent at December 31, 2000 through 2004, respectively.

The Bank had a moderate 19.6 percent share of high risk real estate loans, compared to 25.3 percent for the comparable group and 22.6 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

At April 30, 2005, Legacy had $4,066,000 of allowances for loan losses, which represented 0.59 percent of assets and 0.78 percent of total loans. The comparable group indicated allowances equal to 0.63 percent of assets and a higher 0.87 percent of total loans, while all thrifts had allowances that averaged a lower 0.63 percent of assets and a higher 0.90 percent of total loans. Also of importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Legacy’s $4,066,000 of allowances for loan losses, represented 229.9 percent of nonperforming assets at April 30, 2005, compared to the comparable group’s modestly higher 243.4 percent, with all thrifts at a lower 212.0 percent and New England thrifts at a higher 648.9 percent. Legacy’s ratio of net charge-offs to average total loans was 0.06 percent for the twelve months ended April 30, 2005, compared to a higher 0.09 percent for the comparable group, 0.15 percent for all thrifts and a lower 0.02 percent for New England thrifts. This ratio reflects the Bank’s maintenance of an average ratio of reserves to loans, and a higher ratio of reserves to nonperforming assets. In 2004, the Bank had net charge-offs of $786,000, representing 0.12 percent of assets. For the year ended April 30, 2005, the Bank had net charge-offs of

$287,000, representing 0.04 percent of assets and 0.06 percent of average loans; and a ratio of provisions for loan losses to net charges-offs 163.37 percent. Based on available information, the comparable group had a ratio of provision for loan losses to net charge-offs of 91.78 percent, with all thrifts at 154.54 percent and New England thrifts at 64.0 percent.

Legacy has a minimal level of interest rate risk, evidenced by its lower negative one-year gap ratio of 7.55 percent. The Bank’s three-year negative gap ratio is 6.03 percent.

Compared to the comparable group, we believe that no adjustment is warranted for Legacy’s current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, Legacy has been characterized by moderate rates of growth in assets and loans and a lower rate of deposit growth relative to its comparable group. The Bank’s average annual asset growth rate from 2000 to 2004, was 11.7 percent, compared to a lesser 8.8 percent for the comparable group, a higher 11.9 percent for all thrifts, and a lower 9.0 percent for New England thrifts. The Bank’s higher asset growth rate is reflective primarily of its larger increase in loans during that five year period combined with a flat core earnings trend. The Bank’s loan portfolio indicates an average annual increase of 2.7 percent from 2000 to 2004, compared to average growth rates of 1.6 percent for the comparable group, 2.4 percent for all thrifts and 1.9 percent for New England thrifts.

Legacy’s deposits indicate an average annual increase of 1.4 percent from 2000 to 2004. Annual deposit growth was from a low of 0.9 percent in 2003 to a high of 16.4 percent in 2002, compared to average annual growth rates of 1.7 percent for the comparable group, 2.3 percent for all thrifts and 1.4 percent for New England thrifts. Due to its lower rate of deposit growth, the Bank had a higher 22.9 percent ratio of borrowed funds to assets, compared to the comparable group at 20.2 percent.

Considering the demographics and competition in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to strengthen its loan origination and participation activity. Legacy’s primary market area experienced a modest decrease in population and a modest increase in households between 1990 and 2000 and those trends are projected to continue through 2009. The Bank’s primary market area also indicates 2000 per capita income and median household income lower than Massachusetts and the United States. In 2000, housing values in Berkshire County were 41.7 percent lower than Massachusetts and 44.8 percent lower than the United States.

Notwithstanding the proceeds of the contemplated minority offering, the Bank’s primary focus of its current operations in Berkshire County could somewhat inhibit the Bank’s potential for increased rates of asset, loan and deposit growth as it competes in a market area with no growth in population and households, which are projected to remain lower than state and national growth in the future.

Based on the foregoing factors, we have concluded that no adjustment to the Bank’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Each of the ten institutions in the comparable group paid cash dividends during the year ended April 30, 2005, for an average dividend yield of 2.56 percent and an average payout ratio of 46.70 percent. During that twelve month period, the average dividend yield was 2.08 percent and the average payout ratio was 75.63 percent for Massachusetts thrifts; and the average dividend was 2.01 percent and the average payout ratio was 51.62 percent for all thrifts.

In our opinion, a minimal downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2003 and 2004, investors’ interest in new issues was generally positive and subscription levels were somewhat volatile but overall favorable, with a few issues having received a less than strong reaction from the marketplace. To date in 2005, however, subscription levels have indicated some weakness and certain thrift offerings have been extended to the community and/or broker/dealer wholesale and retail syndication, having not generated sufficient depositor subscription response to attain the minimum threshold. Such subscription weakness has occurred primarily in initial mutual holding company offerings and second stage conversions of both large and smaller institutions. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry.

Legacy will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $2.5 million or 3.0 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.00 percent of the total shares issued in the current offering, including the shares issued to The Legacy Banks Foundation. Additionally, the Prospectus restricts to 25,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person.

The Bank has secured the services of Ryan Beck & Co. to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for conversion offerings, we believe that a downward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Ryan Beck &Co. The stock of the Corporation will be listed on the Nasdaq National Market System.

The Bank’s total public offering is slightly larger in size than the average market value of the comparable group. The comparable group has an average market value of $75.1 million for the stock outstanding compared to a midpoint public offering of $83.0 million for the Corporation, less offering expenses, the ESOP and the 664,000 shares to be issued to the Foundation. Of the ten institutions in the comparable group, eight trade on Nasdaq and two trade on the American Exchange, with those ten institutions indicating an average daily trading volume of 2,668 shares during the last four quarters.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that no adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

The chief executive officer and chairman of the board of Legacy is J. Williar Dunlaevy, who is also a director. Mr. Dunlaevy joined the Bank in 1969. He has served the Bank in several positions, including executive vice president, treasurer, chief financial officer and controller. Mr. Dunlaevy became chief executive officer and chairman in 1998.

Mr. Dunlaevy became a director in 2003. Michael A. Christopher is president and chief operating officer of Legacy. Mr. Christopher previously served as the chief executive officer and president to Lenox Savings Bank since 1994, which merged with City Savings Bank and was renamed Legacy Banks in 2002. Mr. Christopher became a director in 2003. Stephen M. Conley is senior vice president, treasurer and chief financial officer of Legacy. He has held these positions since 1996. Steven F. Pierce is executive vice president of Legacy, a position he has held since 1995. Mr. Pierce previously served the Bank as senior vice president of the business banking division.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings. In our opinion, various characteristics of the Corporation’s conversion transaction, the Bank’s market area and recent market trends cause us to conclude that a small new issue discount is warranted in the case of this particular offering. Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings method.

In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”.

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings performance, market area, asset, loan and deposit growth, dividend payments, subscription interest and the marketing of the issue. There were no upward adjustments. No adjustments were made for the Bank’s liquidity of the stock, financial condition and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution.

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 123.24 percent and 121.38 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 93.88 percent (UCBC Union Community Bancorp) to a high of 155.41 percent (Mayflower Co-operative Bank). The comparable group had modestly higher average and median price to tangible book value ratios of 133.53 percent and 132.07 percent, respectively, with the range of 93.93 percent to a higher 195.27 percent. Excluding the low and the high price to book ratio in the group, the comparable group’s price to book value range narrowed only slightly from a low of 93.93 percent to a high of 145.39; and the comparable group’s price to tangible book value range also narrowed significantly from a low of 102.04 percent to a high of 156.05.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 67.41 percent and a price to tangible book value ratio of 68.70 percent at the midpoint. The price to book value ratio increases from 62.52 percent at the minimum to 75.58 percent at the super maximum, while the price to tangible book value ratio increases from 63.83 percent at the minimum to 76.81 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 67.41 percent and 68.70 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization and local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 17.52 percent compared to 9.15 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $60,118,000 at April 30, 2005, the indicated fully converted pro forma market value of the Bank using this approach is $89,640,000 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Legacy’s after tax net earnings for the four months ended April 30, 2005, were $3,659,000, and its core earnings were identical for that period. To opine the pro forma market value of the Corporation by using the price to earnings method, we applied the Bank’s core earnings base of $3,659,000.

In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 16.62, while the median was a slightly higher 16.88. The average price to net earnings multiple was a higher 17.82 and the median multiple was 16.15. The comparable group’s price to core earnings multiple was lower than the 21.49 average multiple for all publicly-traded, FDIC-insured thrifts and lower than their median of 17.35. The range in the price to core earnings multiple for the comparable group was from a low of 12.57 (Carver Bancorp, Inc.) to a high of 20.13 (Mutual First Financial Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 13.15 to a high of 19.65 times earnings for eight of the ten institutions in the group, indicating an insignificant narrowing of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 20.68 at the midpoint, based on Legacy’s core earnings of $3,659,000 for four months ended April 30, 2005.

Based on the Bank’s core earnings base of $3,659,000 (reference Exhibit 49), the pro forma market value of the Corporation using the price to earnings method is $89,640,00 at the midpoint, recognizing the establishment of a foundation totaling $6,640,000 and representing 664,000 shares.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Exhibit 50 indicates that the average price to assets ratio for the comparable group was 11.13 percent and the median was 11.88 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.87 percent (Carver Bancorp, Inc.) to a high of 14.43 percent (Berkshire Hills Bancorp, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 7.85 percent and a high of 12.31 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 11.79 percent at the midpoint, which ranges from a low of 10.17 percent at the minimum to 15.14 percent at the super maximum.

Based on the Bank’s April 30, 2005, asset base of $689,751,000, the indicated pro forma market value of the Corporation using the price to assets method is $89,640,000 at the midpoint (reference Exhibit 49), including the foundation of $6,640,000.

VALUATION CONCLUSION

Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 67.41 percent for the Corporation represents a discount of 45.30 percent relative to the comparable group and decreases to 38.67 percent at the super maximum.

The price to core earnings multiple of 20.68 for the Corporation at the midpoint value indicates a premium of 24.39 percent, increasing to a premium of 56.37 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 5.93 percent, rising to a premium of 5.97 percent at the super maximum.

It is our opinion that as of June 7, 2005, the pro forma market value of the Corporation, is $89,640,000 at the midpoint, representing 8,964,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $76,194,000 or 7,619,400 shares at $10.00 per share to a maximum of $103,086,000 or 10,308,600 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $118,548,900 or 11,854,890 shares at $10.00 per share (reference Exhibits 51 to 54).

The pro forma appraised value of Legacy Bancorp, Inc., as of June 7, 2005, is $89,640,000 at the midpoint.